Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made and effective as of August 30, 2021 (the “Effective Date”), by and between the MOHEGAN TRIBAL GAMING AUTHORITY d/b/a MOHEGAN GAMING & ENTERTAINMENT (the “Employer”), an instrumentality of THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), a sovereign Indian nation, having an address of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and JODY MADIGAN, residing at 13105 Pendleton Court Reisterstown, Maryland 21136 (the “Executive”).

WITNESSETH:

WHEREAS, the Employer owns and operates Mohegan Sun casino and resort in Uncasville, Connecticut, and Mohegan Sun Pocono in Plains Township, Pennsylvania with off-track wagering facilities located in Pennsylvania, manages and owns an interest in Resorts Casino in Atlantic City, New Jersey, developed and manages ilani Casino on the Cowlitz Reservation in Washington, is developer and manager and owns the Inspire Resort project in Seoul, South Korea, operates Niagara Fallsview Casino Resort, Casino Niagara and Niagara Falls Entertainment Centre, and Mohegan Sun Casino at Virgin Hotels Las Vegas, as well as owns investments in other proposed gaming enterprises and/or other gaming and entertainment businesses (as presently existing and hereafter developed, the “Business”); and

WHEREAS, the Executive has significant gaming operations experience; and

WHEREAS, the Employer intends to employ the Executive as the Chief Operating Officer and is desirous of assuring that the Executive has the authority to fully carry out his duties hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1. Effective Date of this Agreement

This Agreement shall be effective from the Effective Date set forth in the opening paragraph of this Agreement; provided, however, that the Executive’s employment and Effective Date are subject to and conditioned upon Executive qualifying for and receiving all required gaming licenses from the State of Connecticut on or before the Effective Date.

2. Nature of Services and Duties

(A) The Employer hereby agrees to employ the Executive as its Chief Operating Officer upon the terms set forth herein, and the Executive hereby accepts such employment.

(B) The Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a chief operating officer of a similar entity and which, consistent with the foregoing, the Employer may from time to time through communication from the Chief Executive Officer hereafter assign to him. Such duties shall include, but not be limited to: direct supervision of the general managers (or equivalent positions) of Mohegan Sun Connecticut, Mohegan Sun Pocono, and all other properties; overseeing development of short and long-term strategic business plans for all properties in association with the Chief Executive Officer and other leadership; overseeing development and implementation of strategic competitive positioning plans, proactively and reactively, due to competition in the respective markets and ensuring that marketing and operational plans drive profitability; and overseeing development of annual operating and capital budgets aligned with strategic business plans for all properties and affecting appropriate controls and measurements to evaluate success in meeting organizational strategies and financial performance targets. The Executive shall report exclusively to the Chief Executive Officer of the Employer. The Executive shall carry out these responsibilities in accordance with and subject to the requirements of applicable laws, including applicable Tribal laws. The Employer shall not materially restrict, reduce or otherwise limit the Executive’s responsibility or authority without the Executive’s consent, except for customary limits and protocols of authority established by the Employer consistent with past practice.

(C) The Executive shall devote his full time best efforts and ability and all required business time to the performance of his duties and responsibilities hereunder to achieve the goals set forth in the Employer’s annual business plan. The Executive shall perform all duties to the Employer faithfully, competently, and diligently. The Executive shall comply with the Employer’s policies, as amended from time to time.

(D) The Executive’s work location is the Connecticut corporate office. The Executive’s role includes a telecommuting option permitting him to work remotely from Reisterstown, Maryland (or such other location that is his primary residence) when he is not traveling and requiring him to spend on average one week a month in the Connecticut corporate office and a minimum of one week a month on the road visiting properties, etc. both domestically and internationally. The cost of required travel to and from the Connecticut corporate office is to be reimbursed as a business expense in accordance with Section 6(A), below.

(E) To the fullest extent authorized or permitted by law, except for actions of the Executive that could be the basis for termination for Cause as set forth in Section 7(C), below, the Employer shall indemnify, defend, and hold the Executive harmless, including the payment of reasonable attorney fees if the Employer does not directly provide the Executive’s defense, from and against all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any member of the general public with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance of the Executive of his duties and services under this Agreement.

3. Term

This Agreement shall govern the Executive’s employment with the Employer from the Effective Date through and including March 31, 2025 (the “Initial Term”). This Agreement shall automatically renew for additional terms of one (1) year (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either party shall notify the other of its intention not to renew, or unless otherwise terminated as provided herein. Any such notice of intention not to renew shall be delivered not later than six (6) months prior to the end of the Initial Term or Renewal Term, as the case may be, and shall be effective at the scheduled end of such Initial Term or Renewal Term, except as otherwise provided herein.

4. Base Annual Salary; EBITDA Achievement and Sign-On Bonus

(A) Commencing with the Effective Date and until September 30, 2022, the Employer shall pay the Executive a Base Annual Salary in the amount of Six Hundred Thousand Dollars (USD$600,000.00), payable in equal weekly installments of $11,538.46., subject to taxes and other applicable withholdings. Commencing October 1, 2022, and on each October 1 thereafter during the Term of this Agreement, the Base Annual Salary shall be increased if, and in an amount, mutually agreed to by the Executive and the Employer.

(B) The Executive shall be permitted to participate in and shall be eligible for all incentive compensation plans and benefits as available to executive-level employees at or below his level. The bonus payable under the Incentive Compensation Program is targeted at Thirty Five Percent (35%) of Base Annual Salary; but notwithstanding any other language the payment of the Incentive Compensation Program will be at the sole discretion of the Management Board of the Employer and the Employer reserves the right to amend or withdraw any bonus and/or the Incentive Compensation Program at its absolute discretion. In addition to the Incentive Compensation Program, for FY 2022 EBITDA achievement the Employer will provide the Executive with an opportunity for an additional bonus based on the following schedule:

•	90-94.99% EBITDA - $50,000 bonus

•	95-99.99% EBITDA - $75,000 bonus

•	100% or more EBITDA - $100,000 bonus

(C) In connection with the execution of this Agreement, the Executive will receive a sign-on payment in the amount of Fifty Thousand Dollars (USD$50,000.00), which amount shall be subject to taxes and other applicable withholdings, payable in one installment within the first few weeks of employment. In the event that the Executive resigns his position or is terminated for Cause as set forth in Section 7(C) within one (1) year after the Effective Date, the Executive will be required to reimburse the Employer a prorated portion of the sign-on payment, less applicable withholding taxes paid on such amount. In the event of such resignation or termination for Cause, the Employer is hereby authorized to deduct such amount from any wages or other amounts due and owing to the Executive. The Executive’s obligations under this Section 4(B) shall survive any termination or expiration this Agreement and the Executive’s employment hereunder.

5. Life Insurance

The Employer may, within its discretion, at any time during the Term of this Agreement apply for and procure as owner and for its own benefit insurance on the life of the Executive, in such amounts and in such form as the Employer may choose. The Executive shall have no interest whatsoever in any such policies, but he shall upon request by the Employer submit to such medical examinations, supply such information, and execute such documents as may be required by the Employer or the insurance companies to whom the Employer has made application.

6. Reimbursement of Certain Expenses; Vacation; Medical Benefits

(A) The Employer will reimburse the Executive for necessary and reasonable business expenses incurred by him in the performance of his duties hereunder, provided, that he shall obtain the approval for such expenditures in accordance with the procedures adopted by the Employer from time to time and generally applicable to its executive-level employees, including such procedures with respect to submission of appropriate documentation and receipts. Failure by the Executive to follow such procedures shall entitle the Employer to refuse to reimburse the Executive for such expenses until such time as such failure has been cured. It is understood and agreed that the Executive shall not be entitled to reimbursement for any expense of the Executive for legal services or tax planning services employed by the Executive in interpreting this or any other agreement between the Executive and the Employer.

(B) The Executive shall be entitled to four (4) weeks paid personal time off (PTO) per full fiscal year of employment, subject to policies (e.g., relating to maximum accrual) as are now or may be adopted by the Employer.

(C) The Executive shall participate in such employee benefit plans and programs (including but not limited to medical and life insurance programs) as are now or may be adopted by the Employer for its executive employees and their families, subject to any minimum employment period for eligibility. The life insurance program currently provides term life insurance coverage on the Executive’s life for the benefit of the Executive’s designated beneficiary in an amount of the Executive’s Base Annual Salary. The Employer shall continue to provide such medical insurance coverage for a period of one (1) year after any termination by the Employer of the Executive’s employment hereunder if such termination was without Cause, as hereinafter defined (for the avoidance of doubt, including a termination as a result of the Employer’s determination not to renew this Agreement pursuant to Section 3).

7. Disability; Termination

(A) If the Executive becomes unable to perform all of his duties set forth in Section 2 of this Agreement due to mental or physical disability, all compensation and benefits provided in this Agreement shall continue to be paid and provided in full for a period not exceeding one hundred and eighty (180) consecutive days. Upon completion of such one hundred and eighty (180) days (or if the Executive shall be disabled by the same incapacity for an aggregate period of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days by the same incapacity) the Employer may, at its sole option, suspend the Executive’s employment until the Executive is recovered (as reasonably certified by a physician designated by the Employer) from such mental or physical disability. During any period of suspension on account of disability, the Executive shall receive as compensation under this Agreement only such compensation as may be provided under the disability insurance described in Section 7(B). If the physician designated by the Employer certifies that the Executive is permanently disabled, the Employer’s obligations under this Agreement will cease; provided, however, the Executive will be entitled to the disability benefits set forth in Section 7(B).

(B) The Executive shall be entitled to participate in the Employer’s long-term disability insurance program as is now or may be adopted by the Employer for its employees subject to any minimum employment period for eligibility and the insurance policy provisions. Such program currently provides payment of 60% of the Executive’s Base Annual Salary to a maximum benefit of $20,000 per month commencing with suspension or termination of employment, pursuant to Section 7(A), above, by reason of physical or mental disability.

(C) Subject to the provisions of this subsection (C), the Employer may terminate the Executive’s employment for Cause, defined as (i) the Executive’s violation of the Restrictive Covenants as defined in Section 10 of this Agreement, (ii) the loss, suspension, or revocation by the State of Connecticut, the Mohegan Tribal Gaming Commission, or any other gaming regulatory agency with jurisdiction over the Employer’s gaming operations and personnel, of the Executive’s license for Class III and, as applicable, Class II gaming (“Executive’s Gaming License”) for a period of thirty (30) consecutive days, (iii) the Executive’s conviction of any crime involving fraud, theft or moral turpitude, or (iv) the Executive’s intentional or material breach of his obligations under this Agreement. The Employer may suspend the Executive without pay upon the Executive’s loss or suspension of his Gaming License or his arrest for any alleged crime against the Employer or any of its affiliates. In the event that the Executive’s Gaming License is restored or if the Executive is found not guilty or otherwise exonerated for an alleged crime against the Employer or any of its affiliates, and the Executive is not otherwise terminated for Cause as defined herein, the Executive’s suspended pay shall be reimbursed to him.

Except in the event of suspension upon the Executive’s loss or suspension of the Executive’s Gaming License or the Executive’s arrest or termination upon conviction of a crime, if the Employer desires to terminate the Executive for Cause, the Employer shall give written notice specifying the act(s) claimed to constitute cause and specifying an effective date of termination, which date shall be no sooner than thirty (30) days after the giving of such notice; provided, that nothing herein shall prevent the Employer from suspending the Executive, with pay, from all operational functions and from access to the Employer’s facilities upon giving such written notice. The Employer may, in its sole discretion, give the Executive an opportunity to rectify the reasons for termination. In the event the Executive fails to rectify the act(s) claimed to constitute cause as set forth in the notice of termination, the Executive’s employment with the Employer shall cease effective upon the date provided in the notice of termination. If such termination is for Cause, then the Executive shall not be entitled to any further compensation from and after the date of termination.

(D) Subject to the provisions of this subsection (D), the Employer may terminate the Executive’s employment other than for Cause, as defined above. In the event of termination other than for Cause, the Executive shall be paid, following such termination, his Base Annual Salary for a period of twelve (12) months from the date of termination; provided that such Base Annual Salary shall be payable to the Executive in the same amount and at the same intervals as would have been paid had his employment continued.

(E) In the event that the Executive voluntarily terminates his employment hereunder, the Executive’s employment shall cease as of the date provided in the Executive’s notice to the Employer of his voluntary termination, and thereafter, provided that the Employer shall not then be in material breach of this Agreement, the Executive shall not be entitled to any further compensation hereunder. For the avoidance of doubt, the Executive shall be entitled to pursue any such claim for material breach of this Agreement by the Employer, provided that the Executive’s remedies for such material default by the Employer, if any, shall in no case exceed recovery of the amounts in Section 7(D) above and relief from any obligation to repay amounts specified in Section 4(B) above.

8. Covenants of Executive Not to Compete

The Executive acknowledges that, as of the date of this Agreement, the Employer’s Business includes all of the gaming facilities listed in the preamble to this Agreement and that the Employer intends to develop additional gaming properties and interests. The Executive acknowledges and agrees that: (i) his services to the Employer are special and unique; (ii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer, its strategies, and the Business; (iii) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Section 8 will not impair such ability; (iv) that competing with the Employer within the Restricted Areas and within the Restricted Period, as defined herein, would give the Executive or any entity with which he might become affiliated an unfair competitive advantage, to the detriment of the Employer; and (v) that the Employer’s undertakings herein, including but not limited to the provisions of Sections 4 and 7(A), (B), and (D), provide sufficient consideration for his acceptance of the restrictive covenants set forth herein. Accordingly, in order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:

(A) The geographic areas within which the Executive shall not compete include the states of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire, and Maine and a radius of one hundred twenty five (125) statute miles from any site in which the Employer owns, operates or manages any casino gaming facility, or holds, has an application pending for, or has formed a plan made by or disclosed to the Executive by the Employer while the Executive is employed by the Employer, to apply for, a gaming license, whether as a ‘qualifier’ or a ‘principal’ (the “Restricted Area”). Provided, in the event of expiration of this Agreement (as opposed to termination with or without Cause) the Restrictive Area shall be defined only as a radius of one hundred twenty five (125) statute miles from any site in which the Employer owns, operates or manages any casino gaming facility, or holds, has an application pending for, or has formed a plan made by or disclosed to the Executive by the Employer while the Executive is employed by the Employer, to apply for, a gaming license, whether as a ‘qualifier’ or a ‘principal’.

(B) The period of the restrictive covenant shall include all times in which the Executive is employed by the Employer and a period of twelve (12) months following the expiration or termination of his employment for any reason including the Executive’s voluntary termination (the “Restricted Period”).

(C) During the Restricted Period and in the Restricted Area, the Executive shall not, without the express written permission of the Employer, accept any offer of employment, nor shall he perform services for any entity engaged in casino gaming, nor shall he compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee, of any entity which competes with any Business in which the Employer is engaged during any period of the Executive’s employment by the Employer. This restriction shall not bar the Executive from ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming or any other Business in which the Employer is engaged during any period of the Executive’s employment by the Employer.

(D) During the Restricted Period, the Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or any of its affiliates or encourage any such employee to leave such employment. For the avoidance of doubt, this restriction shall not apply with respect to general solicitations or advertisements for positions.

(E) The Executive’s obligations under this Section 8 shall survive any termination or expiration of this Agreement and the Executive’s employment hereunder.

(F) The Employer shall have the right to notify, without liability to the Executive, any person or entity that employs or seeks to employ or retain the Executive during or after the period of the Executive’s employment by the Employer (but within the Restricted Period) of the restrictions set forth in this Agreement.

9. Confidential Information

The Executive agrees to receive Confidential Information (as hereinafter defined) of the Employer in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge, has come into the possession of such other or others by legal and equitable means, or if required to do so by order of a court of competent jurisdiction. The Executive further agrees to take and maintain all reasonable efforts to protect Confidential Information from disclosure to persons or entities other than those engaged in the furtherance of the Employer’s Business. The Executive further agrees that, upon termination of his employment with the Employer, all documents, records, notebooks and similar repositories of or containing Confidential Information, including any computer devices, cell phones, laptops, digital storage devices, and similar technological devices that contain any Confidential Information, including copies thereof, then in the Executive’s possession, whether prepared by him or others, will be left with or returned to the Employer. For purposes of this Section 9, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or arising from or out of his employment by the Employer, not generally known in the industry in which the Employer is or may become engaged about the Employer’s Business, products, processes and/or services. The Executive’s obligations under this Section 9 shall survive any termination or expiration of this Agreement and the Executive’s employment hereunder.

10. Rights and Remedies Upon Breach

The Executive acknowledges and agrees that a violation of any provision of Sections 8 or 9 of this Agreement (the “Restrictive Covenants”) shall cause irreparable harm to the Employer and the Employer shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and reasonable and documented attorney’s fees incurred by the Employer in enforcing its rights under this Agreement. If the Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

(A) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation, the right to entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without proof of special damages, against violations of such covenants, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer; and

(B) The right and remedy to require the Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive from the Employer or in connection with any such breach of the Restrictive Covenants during the period of any breach of the Restrictive Covenants. The Employer may set off any amounts due it under this Section 10(B) against any amounts owed to the Executive under Sections 4 or 7.

11. Notice

All notices hereunder shall be in writing. Any notice, request, information, legal process, or other instrument to be given or served hereunder by any party to another shall be deemed given or served hereunder by any party to the other if either delivered personally or sent by prepaid registered or certified mail, return receipt requested. Any such notice to the Employer shall be sent to the address set forth in the introductory paragraph of this Agreement to the attention of the Chief Executive Officer of the Employer with a copy to the Senior Vice President/Chief Legal Officer of the Employer. Any such notice to the Executive shall be sent to his then current residential address on file with the Employer’s Human Resources Department. Either party may, through written notice to the other party, change the address of notice as provided in this Section.

12. Entire Agreement; Modification

Except as otherwise provided herein, this Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or altered except in a writing signed by both parties.

13. Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right and shall in no way effect such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

14. Severability

If any section, paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such section, paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such section, paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, the parties hereto agree that any court of competent jurisdiction over them shall be authorized and empowered to revise and enforce the restrictive covenant for such shorter duration or with such narrower scope as will render it enforceable to the greatest extent permissible under applicable law.

15. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to its conflict of laws’ provisions.

16. Dispute Resolution

Except for actions by the Employer for enforcement against the Executive of the Restrictive Covenants set forth in this Agreement, any disagreement or dispute between the parties as to the interpretation of this Agreement or any rights or obligations arising hereunder, including, without limitation, the arbitrability of any dispute, shall be resolved exclusively by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The parties agree that any such arbitration shall be confidential and that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut, commencing within fifteen (15) days after the arbitrator is selected and shall be conducted in the presence of the arbitrator. The decision of the arbitrator will be final and binding on the parties. The costs and expenses of the arbitration shall be shared equally by the parties. No demand for arbitration shall be submitted to the arbitral forum unless and until the party asserting the existence of a dispute has given notice to the other party of the grounds therefor, and the parties have met and conferred in an effort to resolve the dispute; provided that the demand for arbitration shall not be delayed more than thirty (30) days after notice of the dispute is provided.

17. No Jury Trial

The parties agree that no dispute arising from or out of this Agreement shall be tried to a jury in any court or forum having jurisdiction over the parties.

18. Gaming Disputes Court Jurisdiction

In the event of any action to enforce the Restrictive Covenants under this Agreement, or any action to enforce the requirement that the parties submit disputes to arbitration or to enforce or overturn an arbitration decision, as provided in Section 16, the parties agree to submit to any tribal, state or federal court having personal and subject matter jurisdiction. The parties further agree that the Mohegan Gaming Disputes Court shall be used as a forum only if a state or federal court denies jurisdiction to (a) enforce the requirement that the parties submit disputes to arbitration and (b) enforce or overturn an arbitration decision.

19. Limited Waiver of Sovereign Immunity

The Employer hereby waives its sovereign immunity from arbitration for claims by the Executive for the enforcement of this Agreement and any remedies for breach thereof, and waives its sovereign immunity from suit to enforce or set aside an arbitration award. Nothing herein shall limit the Executive’s right to proceed with any claims otherwise allowed under the laws of the Tribe. The Employer hereby consents to personal jurisdiction and venue in any court of the State of Connecticut, any federal court sitting in the State of Connecticut, and the Mohegan Gaming Disputes Court for the purposes set forth herein, and hereby waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies be exhausted.

20. Headings

The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

21. Assignment and Successors; Binding Effect

The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Employer and may be assigned by the Employer to any affiliate of the Employer, for all or any part of the Term hereof, provided that the Employer shall continue to be financially responsible to the Executive hereunder. The Executive shall have no right to assign, transfer, pledge or otherwise encumber any of the rights, or to delegate any of the duties created by this Agreement without prior written consent of the Employer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Executive, his heirs and legal representatives.

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by the Chief Executive Officer of the Employer and the Executive has affixed his signature hereto on the date and year first above written.

EMPLOYER:		EXECUTIVE:

Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment

By:	/s/ Raymond Pineault	/s/ Jody Madigan
	Raymond Pineault	Jody Madigan
Chief Executive Officer

STATE OF CONNECTICUT	)
	) ss. Uncasville	September 8, 2021
COUNTY OF NEW LONDON	)

Personally, appeared Raymond Pineault, Chief Executive Officer of the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of the Mohegan Tribe Indians of Connecticut, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of the Mohegan Tribal Gaming Authority, before me.

/s/ Denise A. Rubino
Notary Public Denise A. Rubino
My Commission Expires: May 31, 2025

STATE OF	)
	) ss.	September 3, 2021
COUNTY OF	)

Personally, appeared JODY MADIGAN, signer and sealer of the foregoing, instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Karen Chartier
Notary Public Karen M. Chartier
My Commission Expires: March 31, 2025